Exhibit 10.4

BLACKROCK MONTICELLO DEBT REAL ESTATE INVESTMENT TRUST

FORM OF INDEPENDENT TRUSTEE COMPENSATION POLICY

Effective Date

On [     ], 2025 (the “Effective Date”), the Board of Trustees (the “Board”) of BlackRock Monticello Debt Real Estate Investment Trust (the “Trust”) adopted this Independent Trustee Compensation Policy, to be effective as of [    ], 2025.

Eligibility

This policy shall apply to trustees of the Trust who meet the requirements set forth for an “Independent Trustee” in the Trust’s Amended and Restated Declaration of Trust (as amended, the “Declaration of Trust”).

Compensation

Each Independent Trustee shall receive an annual retainer of $100,000 (the “Annual Compensation”) and the chairperson of the Board’s audit committee (the “Audit Committee Chairperson”) shall receive an additional annual retainer of $10,000 (the “Additional Audit Committee Chair Compensation” and, together with the Annual Compensation, the “Compensation”). The Compensation shall remain in effect until changed by the Board.

Payment Timing and Form

The Compensation shall be paid by the Trust to each Independent Trustee in quarterly installments in cash in arrears within 15 business days following the last calendar day of each calendar quarter to which the Compensation relates.

Proration

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If an Independent Trustee is newly appointed or elected to the Board, then his or her first quarterly cash payment will be prorated to reflect the number of calendar months (including partial months) during which such Independent Trustee provides service between the beginning of the month of the effective date of the Independent Trustee’s appointment or election through the last day of the respective calendar quarter (e.g. if an Independent Trustee is appointed or elected to the Board on February 15, then his or her first quarterly cash payment will be reduced by 1/3 to cover 2 months of service during February and March of such calendar quarter).

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Similarly, if an Independent Trustee’s service to the Board is terminated for any reason during a calendar quarter, his or her last quarterly cash payment will be prorated to reflect the number of full calendar months of service between the first day of the respective calendar quarter and the termination date. Any such prorated cash payment shall be made within 15 business days of the end of the quarter in which such termination occurs. The Board may alter or adjust the proration noted above for any Independent Trustee or for any particular circumstance.